EXHIBIT 12

                      PEOPLES BANCORP INC. AND SUBSIDIARIES
                              COMPUTATION OF RATIOS

RETURN ON AVERAGE STOCKHOLDERS' EQUITY          Net income/Average
                                                stockholders' equity

RETURN ON AVERAGE ASSETS                        Net income/Average assets

NET INTEREST MARGIN                             Fully tax equivalent net
                                                interest income/Average
                                                earning assets

NON-INTEREST INCOME LEVERAGE RATIO              (Non-interest income less
                                                securities and asset
                                                disposal gains and/or
                                                losses)/(Non-interest
                                                expense less intangible
                                                asset amortization)

EFFICIENCY RATIO                                (Non-interest expenses
                                                less intangible asset
                                                amortization)/(Fully
                                                tax equivalent net interest
                                                income plus non-interest
                                                income securities and asset
                                                disposal gains and/or
                                                losses)

AVERAGE STOCKHOLDERS' EQUITY TO                 Average stockholders'
AVERAGE ASSETS                                  equity/Average assets

AVERAGE LOANS TO AVERAGE DEPOSITS               Average gross loans/Average
                                                deposits

DIVIDEND PAYOUT RATIO                           Dividends declared/Net income

NONPERFORMING LOANS AS A PERCENTAGE OF PERIOD   (Nonaccrual loans plus loans
END LOANS                                       past due 90 days or greater
                                                plus renegotiated loans)/Gross
                                                loans net of unearned interest

NONPERFORMING ASSETS AS A PERCENTAGE OF TOTAL   (Nonaccrual loans plus loans
ASSETS                                          past due 90 days or greater plus
                                                renegotiated loans plus other
                                                real estate owned)/Total assets

ALLOWANCE FOR LOAN LOSSES TO PERIOD END TOTAL   Allowance for loan losses/
LOANS                                           Gross loans net of unearned
                                                interest

TIER 1 CAPITAL RATIO                            Stockholders' equity less
                                                intangible assets and
                                                securities mark-to-market
                                                capital reserve ("Tier 1
                                                Capital")/Risk adjusted
                                                assets

TOTAL CAPITAL RATIO                             Tier 1 Capital plus
                                                allowance for loan
                                                losses/Risk adjusted assets

TIER 1 LEVERAGE RATIO                           Tier 1 Capital/Quarterly
                                                average assets

CASH DIVIDENDS PER SHARE                        Cash dividends paid/Common
                                                shares outstanding at date
                                                of declaration

BOOK VALUE PER SHARE                            Total stockholders'
                                                equity/Common shares
                                                outstanding at quarter-end

TANGIBLE Book value per share (Total stockholders' equity less goodwill and other intangible assets)/Common shares outstanding at quarter-end